EXHIBIT 3.1

                                STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE


      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SAMCO MORTGAGE SECURITIES CORP.," FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF APRIL, A.D., 1999, AT 4:30 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.















                                    Edward J. Freel, Secretary of State

3033539     8100                    AUTHENTICATION:         9703873

991160059                                       DATE:       04-23-99





CERTIFICATE OF INCORPORATION
of
SAMCO MORTGAGE SECURITIES CORP.
(the "corporation")


Adopted in accordance with the provisions of Sections 101 and 102 of the
                  Delaware General Corporation Law


      The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware") hereby certifies that:

      1.    The name of the corporation is SAMCO Mortgage Securities Corp.

      2. The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      3. The purpose for which the corporation is organized is to engage in the following activities:

      (a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (i) loans or participations therein secured by mortgages, deeds of trust or similar liens or residential or commercial properties;
            (ii) loans or participations therein secured by security interests in or similar liens or shares issued by cooperative housing corporations and the related proprietary leases or occupancy agreements; (iii) conditional sales contracts or installment sales or loan agreements or participations therein secured by manufactured housing; (iv) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association; (v) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association; (vi) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation; and (vii) mortgage pass-through certificates, collateralized mortgage obligations or other types of mortgage-related securities issued by any person or entity (collectively, clauses (i) through (vii) are referred to as the 'Mortgage Collateral");

      (b) to authorize, issue, sell, deliver or otherwise deal with bonds, notes or other obligations secured primarily by one or more types of Mortgage Collateral (the "Bonds");

      (c) (i) to act as settlor or depositor of trusts formed to issue series of Bonds secured by Mortgage Collateral and to invest in or to sell beneficial interest in the same, and (ii) to act as settlor or depositor of trusts the assets of which consist of certain Mortgage Collateral and to sell beneficial interests in the same (the "Certificates");

      (d) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the corporation by any trustee under an indenture or pooling and servicing agreement entered into with the corporation in connection with the issuance of the Bonds or Certificates; and

      (e) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to the foregoing and necessary or convenient to accomplish the foregoing, including the ability to hold or invest cash balances on an interim basis in certain short-term investments, plus any investment income on such investments, with such investments to include any investments permitted under any indenture or pooling and servicing agreement pursuant to which Bonds or Certificates may be issued.

      4 The total number of shares of stock that the corporation shall have authority to issue is 1000 shares of Common Stock, $.01 par value for each share, all of which shall be of the same class. Each holder thereof shall be entitled to one vote at all meetings of stockholders of each share of such stock standing in his name on the books of the corporation on the record date fixed for such meeting.

      5 Election of directors need not be by ballot unless the By-laws of the corporation shall so provide. The books of the corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of the corporation.

      6 In furtherance and not in limitation of the power conferred upon the Board of Directors, without the assent or vote of the stockholders, shall have the power to make, alter, amend or repeal the By-laws of the corporation.

      7 Notwithstanding any other provision of this certificate of incorporation and any provision of law that otherwise so empowers the corporation, the corporation shall not, without the prior written consent of the trustee from time to time under any indenture pursuant to the corporation shall issue Bonds, do any of the following:

      (a)   dissolve or liquidate, in whole or in part;

      (b) merge or consolidate with any other corporation other than a corporation wholly- owned, directly or indirectly, by any entity owning 100% of the stock of the corporation and having a certificate of incorporation containing provisions identical to the provisions of Article 3 and this Article 7; or

      (c) amend this certificate of incorporation to alter in any manner or delete Article 3 or this Article 7.

      8. Subject to the limitation in Article 7 of this certificate of incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      9.    The corporation is to have perpetual existence.

      10. No director shall have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of such director's duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which such director derived an improper personal benefit.

      11. The name and address of the incorporator is Nancy Lopez, Bear, Stearns & Co. Inc., 115 South Jefferson Road, Whippany, NJ 07981.

      IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of April, 1999.


                        Nancy Lopez
                        Incorporator